Exhibit 10.2

LENDER REGISTRATION AGREEMENT
(Note Commitment, Purchase and Sale Agreement)

This Lender Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. (“Prosper”, “we”, or “us”).  This Agreement will govern all purchases of Borrower Payment Dependent Notes that you may, from time to time, purchase from Prosper.

Prosper has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (No.                        ) (as amended from time to time, the “Registration Statement”) to register the continuous offering and sale of Notes issued by Prosper.  The Registration Statement includes a prospectus related to the offering of the Notes by Prosper dated                          (as supplemented from time to time, the “Prospectus”).  The Registration Statement became effective on                              pursuant to the rules and regulations of the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.  You acknowledge that the Registration Statement has been delivered to you.  You should read the Prospectus carefully and retain a copy for your records.

1.  Registration as a Prosper Lender.  You are registering as a lender in the Prosper marketplace, so that you may be eligible to post bids on listings displayed on Prosper’s online auction marketplace (the “platform”) and purchase from Prosper Borrower Payment Dependent Notes (“Notes”) issued by Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings (“borrower loans”).  As a registered lender you also have access to the Folio Investing Note Trader platform, where you may list Notes that you own for sale to other Prosper lender members, and bid to purchase Notes offered for sale by other lender members, in an auction-style bidding environment.  You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the policies posted on the Prosper website, as amended from time to time by Prosper in its sole discretion (collectively, the “Prosper Terms and Conditions”).

Your role as a Prosper “lender” is that of a purchaser of Notes issued by Prosper, and your rights and obligations as a purchaser or prospective purchaser of Notes are set forth below.  Although you are referred to in this Agreement and on the Prosper website as a “lender,” you are not actually lending your money directly to Prosper borrowers, but are, instead, acting as an investor and making purchase commitments for Notes and purchasing Notes from Prosper, that are dependent for payment on payments we receive on borrower loans.  Prosper uses the term “lender” instead of “investor” in this Agreement and on portions of Prosper’s website for the convenience of Prosper users who appropriately view Prosper as a marketplace for connecting individuals who wish to borrow money, with people who have money and the desire to have loans funded to other individuals.

2.  Posting of Bids.   As a registered Prosper lender, you may post bids on listings displayed on the platform.  “Listings” are Prosper borrowers’ loan requests that are displayed on the platform.  Listings include the borrower’s requested loan amount, maximum offered interest rate and corresponding yield percentage, and the minimum yield percentage that may be bid on the listing. The yield percentage is the lender member’s effective yield, net of servicing fees.  The minimum yield percentage applicable to each listing is based on the Prosper Rating assigned to the listing and will be calculated by adding the national average certificate of deposit rate that matches the term of the loan, as published by BankRate.com, to the minimum estimated loss rate associated with the Prosper Rating assigned to the listing, which estimated loss rate is based on the historical performance of similar Prosper loans.  Listings include a Prosper Rating, which is a letter grade that may be based on a custom Prosper score that indicates the level of risk associated with the listing and corresponds to an estimated average annualized loss rate range for the listing.  Listings also include other information, including but not limited to, the borrower’s debt-to-income ratio, credit information from the borrower’s credit report, the borrower’s group affiliation (if any), and the borrower’s self-reported annual income range, occupation and employment status.  Borrowers are identified by a Prosper user name but are not able to disclose their identity or contact information to lenders.

Prosper lenders may ask borrowers questions about their listings and borrowers may, but are not required to, respond to such questions.  Borrowers who elect to respond to a lender’s question may respond privately, or they may elect to have the question and answer posted publicly in the listing.  Lenders’ questions are not posted in the listing or displayed elsewhere on our website unless the borrower elects to answer the question and elects to make the question and answer publicly available, in which case the question and answer appears in the listing.  We do not verify any borrowers’ responses to lender members’ questions.

A bid by a lender on a listing is the lender’s commitment to purchase from Prosper a Note in the principal amount of the lender’s winning bid, provided that the listing has received bids totaling the full loan amount requested in the listing.  Lenders “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the corresponding borrower loan, and the minimum yield percentage they are willing to receive.  Lenders must have funds in the amount of the bid on deposit in the Prosper funding account (described below).  Once a bid is placed, it is irrevocable, and during the time a bid is a “winning” bid on the listing, the amount of the bid is not permitted to be withdrawn from the lender’s Prosper funding account.  Lender bids become “winning” bids if such bids are in the group of bids for Notes that, in aggregate, correspond to the requested loan amount and are in the lowest yield percentage among all bids placed against the listing.

Types of Bids.  You can make manual bids by browsing through listings and placing a bid on the listing or listings that you choose.  You can also bid by making a “portfolio plan” by indicating the aggregate amount of your funds to be bid on listings that meet your specified criteria, the maximum amount that may be bid on one listing, the minimum yield percentage you are willing to receive, and the specific borrower or loan criteria (for example, Prosper Rating, borrower income or employment characteristics, group affiliation, debt-to-income ratio, etc.) for the listings on which you wish to bid.  You may have more than one portfolio plan in place at one time, and you may make manual bids while one or more portfolio plans are in place.

Availability of Funds.  At the time you place a bid you must have funds on deposit with Prosper in at least the amount of your bid, and you are not permitted to withdraw those funds for so long as your bid is “winning” as described in Section 3 below.  Your funds will be placed in an FDIC-insured non-interest bearing account at Wells Fargo Bank, N.A. (the “Prosper funding account”) separate from Prosper’s own funds.  At the time you register as a lender, you must provide your deposit account information to facilitate electronic transfers of funds to and from the Prosper funding account and your deposit account.  You will not earn interest on funds in the Prosper funding account.  All of your funds in the Prosper funding account that are not committed to winning bids are available for further bidding.  You may at any time request that your uncommitted funds in the Prosper funding account be returned to you, in which case Prosper will promptly return the remaining funds to your deposit account using the Automated Clearing House (“ACH”) network.

Your Note Purchase Commitment.  Whether you make manual bids or bid by making a portfolio plan, each bid you post on the platform is a commitment and promise to purchase a Note issued by Prosper, with the proceeds of the sale of the Note used by Prosper to purchase the specific borrower loan described in the listing on which the bid was made.  Once you place a bid, you may not cancel or withdraw the bid or reduce the amount of the bid, to the extent your bid has been matched with one or more listings.

AT THE TIME YOU SUBMIT A BID ON A LISTING, YOU ARE COMMITTING TO PURCHASE A NOTE ISSUED BY PROSPER IN THE AMOUNT OF YOUR BID, THAT IS DEPENDENT FOR ITS PAYMENT ON PAYMENTS WE RECEIVE ON THE BORROWER LOAN DESCRIBED IN THE LISTING, IN THE EVENT THE LISTING RECEIVES BIDS TOTALING THE FULL AMOUNT REQUESTED BY THE BORROWER.

Limits on Bids.  Lenders may bid the entire amount requested by the borrower, or may bid a lesser amount, subject to a minimum bid amount of $25.  If you make a portfolio plan, you can achieve risk diversification by designing your portfolio plan to bid your available funds in increments as low as $25 and designating in your portfolio plan that the incremental amount is the maximum amount that may be bid on any one listing.  The aggregate amount of all of your bids, when added to the amount outstanding on all of your Notes, must not exceed five million dollars ($5,000,000) for individual lenders, or fifty million dollars ($50,000,000) for corporate or institutional lenders.  Subject to these dollar limits, there is no limit on the amount of funds you may commit to bids on listings.

YOU AGREE THAT WHEN MAKING BIDS YOU WILL NOT DISCRIMINATE AGAINST ANY BORROWER OR GROUP ON THE BASIS OF RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, MARITAL STATUS, AGE, SEXUAL ORIENTATION, MILITARY STATUS, THE BORROWER’S SOURCE OF INCOME, OR ANY OTHER BASIS PROHIBITED BY AN APPLICABLE FEDERAL, STATE OR LOCAL FAIR LENDING LAW, INCLUDING WITHOUT LIMITATION THE EQUAL CREDIT OPPORTUNITY ACT.

3.  Matching of Bids and Listings.

a.  In order to bid on a listing, you must bid an amount equal to or less than the current auction yield percentage for the listing, subject to a minimum yield percentage based on the Prosper Rating assigned to each listing.  If you bid by making a portfolio plan, Prosper’s auction platform will automatically match your bids with any listings that offer a yield percentage higher than your minimum acceptable yield percentage, and otherwise meet your designated criteria.  Unless you specify a different bid order, bids will be matched first with listings with the least time left for bidding.

b.  When you place a bid on a listing, your bid will be compared to other lender bids placed against the listing, and will be considered to be “winning” to the extent the yield percentage specified in your bid is (i) lower than existing bids against the listing, or (ii) equal to existing bids against the listing, provided the listing has not already received a bid or bids totaling the full amount requested by the borrower.  Your bid remains outstanding on a listing until you are outbid, or until the listing is withdrawn by the borrower or removed by Prosper in accordance with Section 10 below.  If you are outbid, or if the listing is withdrawn or removed, your bid will be cancelled, and your funds that were committed to your bid will be available for further bidding.

c.  If a listing gets a bid or bids in an amount totaling the requested loan amount, the bids that are winning bids at the time the listing ends or expires are considered the winning bids for the listing.  Listings expire when the designated bidding period elapses, and may end earlier at the borrower’s discretion at any time after the listing receives bids totaling the requested loan amount, or if the listing is bid down to the minimum yield percentage applicable to the listing.  Listing designated by the borrower for “automatic funding,” will end as soon as the listing receives a bid or bids totaling the full amount of the requested loan.

d.  Prosper does not warrant or guaranty that your bids will become winning bids against any listings.  In the event some, but not all, of the funds you bid become winning bids against a listing (for example, when you are the last winning bidder on a listing), you are committed to purchasing a Note issued by Prosper in the amount of the portion of your funds that is a winning bid against the listing, and the remainder of your funds (i.e., the unmatched funds) will remain in your Prosper funding account, available for further bidding.

e.  In most instances a listing is matched with more than one bid, and you will be one of several lenders who purchase a Note in a series of Notes that correspond to the borrower loan described in the listing.  Each series of Notes will correspond to a single borrower loan, as described in the listing, originated to a Prosper borrower member.  Payments to the lenders who purchase the Notes are dependent on payments received on the corresponding borrower loan.

f.  To safeguard your privacy rights and those of borrowers, the identities and addresses of borrowers and lenders are not displayed on the platform or elsewhere on the Prosper website.  Only the borrower’s Prosper screen name will appear on Prosper borrower listings, and only your Prosper screen name will appear with your bids.

4.  Funding and Sale of Borrower Loans.  Once a lender has committed to purchase a Note that is dependent for payment on the corresponding borrower loan and the listing for such borrower loan receives bids from lenders totaling the requested loan amount, we proceed with the funding of the corresponding borrower loan, and with the issuance and sale of Notes to the lenders who were the winning bidders on the listing.  You must commit to the purchase of a Note through the platform before we will proceed with funding of the borrower loan that corresponds to the Note you are committing to purchase.

Loan funding occurs when loan proceeds are disbursed into the borrower’s designated deposit account.  All loans are made to Prosper borrowers by WebBank, a Utah-chartered industrial bank (“WebBank”) from WebBank’s own funds, and will be evidenced by a promissory note, in the form set forth on the attached Exhibit B, naming WebBank as the payee, in the amount of the requested loan.  Following disbursement of loan proceeds to the borrower, the loan will be sold and assigned by WebBank to Prosper without recourse to WebBank.  As described in Section 5 below, Prosper uses the proceeds of the sale of each series of Notes to purchase the corresponding borrower loan.

5.  Purchase and Sale of Notes.  At the time a borrower loan is purchased by Prosper, we proceed with the issuance and sale of Notes to the lenders who were the winning bidders on the listing.  The purchase price for any Notes you purchase from Prosper through the platform will be the principal amount of the Notes that you commit to purchase.  The Notes shall be issued pursuant to an indenture (the “Indenture”) between Prosper and a trustee.  Funds in the principal amount of each Note are transferred from each lender’s Prosper funding account to Prosper, as payment of the purchase price for the Note.  Prosper will use the proceeds of the sale of each series of Notes to purchase the corresponding borrower loan from WebBank.

Terms of the Notes.  The Notes shall have the terms and conditions described in the Prospectus, the Indenture and the Note.  The Indenture and the Note are reproduced in Exhibit A to this Agreement, and Prospectus is available for you to review on the Prosper website.  The form of promissory note evidencing Prosper borrower loans is reproduced in Exhibit B to this Agreement.  The specific interest rate, maturity and other terms of the corresponding borrower loans are described in the Prosper borrower listings.  Subject to the servicing standard set forth in Section 6 below, you understand and agree that we may in our sole discretion, at any time and from time to time, amend or waive any term of a borrower loan, and we may in our sole discretion charge off any borrower loan that we deem uncollectible.

PAYMENT ON THE NOTES, IF ANY, DEPENDS ENTIRELY ON THE RECEIPT OF PAYMENTS BY PROSPER IN RESPECT OF THE CORRESPONDING BORROWER LOAN.  PROSPER DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE PRINCIPAL OR INTEREST YOU EXPECT TO RECEIVE ON ANY NOTE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN.  THE AMOUNT YOU RECEIVE ON YOUR NOTE, IF ANY, IS SPECIFICALLY RESTRICTED TO PAYMENTS MADE BY US EQUAL TO THE PAYMENTS MADE BY THE BORROWER UNDER A BORROWER LOAN TO WHICH YOU COMMITTED NET OF SERVICING FEES ON ALL BORROWER PAYMENTS.  PROSPER DOES NOT MAKE ANY REPRESENTATIONS AS TO A BORROWER’S ABILITY TO PAY AND DOES NOT ACT AS A GUARANTOR OF ANY CORRESPONDING BORROWER LOAN PAYMENT OR PAYMENTS BY ANY BORROWER.

YOU UNDERSTAND AND AGREE THAT BORROWERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS UNDER THE BORROWER LOANS AND THAT SUCH DEFAULTS WILL REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY NOTES YOU HOLD THAT CORRESPOND TO THOSE BORROWER LOANS.

6.  Servicing and Collection of Borrower Loans.  Prosper will service all Prosper borrower loans, both before and after default, and will service all Notes.  In servicing borrower loans Prosper may, in its discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.

Prosper and any third-party servicer servicing a borrower loan may, in its sole discretion and subject to the servicing standard set forth in this Section, refer a borrower loan to a collection agency at any time, or elect to initiate legal action to collect a borrower loan, or sell a borrower loan to a third party debt buyer at any time.  Subject to the servicing fees described below, any amounts received by Prosper on Prosper borrower loans will be forwarded to  the holder of the Notes corresponding to the borrower loan.

The referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due shall be deemed to constitute commercially reasonable servicing and collection efforts. Prosper and any third-party servicer servicing a borrower loan shall have the right, without your consent, at any time and from time to time and subject to the servicing standard set forth in this Section, to change the payment date or reduce the principal amount or the rate of interest or the place and manner of making loan payments on a borrower loan, or amend or waive any other term of such borrower loan, or charge off any borrower loan that Prosper or any third-party servicer servicing the borrower loan deems uncollectible.

Servicing Standard.  In servicing borrower loans Prosper will use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character as the borrower loans.

Servicing Compensation.  As compensation for servicing Prosper borrower loans and Notes, Prosper shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate applied to the outstanding principal balance of the Notes.  The current servicing fee rates charged by Prosper are posted in the Fees and Charges section of the Prosper website, and are subject to change by Prosper at any time without notice.

Prosper’s current servicing fee rate will be disclosed in all listings.  Servicing fees will reduce the effective yield on Prosper borrower loans below the borrower interest rate.

The servicing fee on each of your Notes will be the amount of the servicing fee in effect at the time the listing for the loan evidenced by your Note was posted, and will remain unchanged for the term of the Note. The servicing fee is payable monthly by deduction from each lender’s share of a loan payment by the borrower. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments made toward a borrower’s loan. We will not pay you any non-sufficient funds fees or collection fees we or a third-party collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. Prosper will pay you any late fees we receive on Prosper borrower loans.  Any prepayments received on borrower loans will be paid ratably to the Note holders, subject to applicable servicing fees.

7.  Representations and Warranties as to Notes Sold.  Prosper makes the following representations and warranties to you, with respect to each Note sold to you under this Agreement, as of the date the Note is sold, assigned and transferred to you:

a.  Prosper has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Note.

b.  The Note has been duly authorized and, following payment of the purchase price by you and electronic execution, authentication and delivery to you, will constitute valid and binding obligations of Prosper enforceable against Prosper in accordance with their terms, except as the enforcement of the Note may be limited by applicable bankruptcy, insolvency or similar laws;

c.  The proceeds of the borrower loan corresponding to the Note sold have been fully disbursed to the borrower or the borrower’s designated payee prior to your purchase of the Note.

d.  Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower obligated on the borrower loan that corresponds to the Note.

e.  With regard to the listing relating to your Note, in the event either of the following occurs: (1) a Prosper score different from the score calculated by Prosper for the listing, or (2) Prosper incorrectly applied its formula to determine the Prosper score, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing, the remedies in Section 8 below shall apply.  Prosper is not, however, under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason, including because the Prosper score or Prosper Rating proved inaccurate.

f.  In the event of a material default under a Note you purchase from Prosper under this Agreement that is the result of verifiable identity theft of the named borrower’s identity, Prosper will repurchase the Note by crediting your Prosper funding account with the remaining unpaid principal balance of the Note.  The determination of whether verifiable identity theft has occurred shall be in Prosper’s sole discretion.  We may require proof of the identity theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced borrower loan, an identity theft affidavit or a bank verification letter (or all of the above) in order to determine that verifiable identity theft has occurred.  Prosper shall not be required to repurchase a Note under this subsection until such Note is at least 120 days past-due, provided, however, that Prosper may in its sole discretion elect to repurchase a Note at an earlier time.  You agree that repurchase of your Note by Prosper is the sole remedy you will have with respect to any such Notes.

8.  Remedies; Cure and Repurchase of Loans.  In the event of a breach by Prosper of any of the foregoing representations and warranties that materially and adversely affects your interest in a Note sold to you under this Agreement, Prosper shall either (i) cure the breach, if the breach is susceptible to cure, (ii) repurchase the Note from you, or (iii) indemnify and hold you harmless against all losses (including losses resulting from the nonpayment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach.  The decision whether a breach is susceptible to cure, or whether Prosper shall cure or repurchase a Note or indemnify you with respect to the Note, shall be in Prosper’s sole discretion.  Upon discovery by Prosper of any such breach of the foregoing representations and warranties requiring cure or repurchase the Note, Prosper shall give you notice of the breach, and of Prosper’s election to cure or repurchase the Note, no later than ninety (90) days after our discovery of the breach.  In the event Prosper repurchases a Note, Prosper will pay you a repurchase price equal to the remaining outstanding principal balance of the Note as of the date of repurchase.  The repurchase price will be paid to you by remittance into the Prosper funding account, and those funds will be available to you for further bidding.  Upon any such repurchase, the Note shall be transferred and assigned by you to Prosper, in each case without recourse, and you authorize and agree that Prosper may execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note to Prosper.  Prosper’s obligation to cure or repurchase a Note or indemnify you for a  breach of the foregoing representations and warranties pursuant to this Section is your sole remedy with respect to a breach of Prosper’s representations and warranties set forth in Section 7 above.

9.  No Advisory Relationship.  You acknowledge and agree that (i) the purchase and sale of the Notes pursuant to this Agreement is an arms-length transaction between you and Prosper; (ii) in connection with the purchase and sale of the Notes, Prosper is not acting as your agent or fiduciary; (iii) Prosper assumes no advisory or fiduciary responsibility in your favor in connection with the purchase and sale of the Notes; (iv) Prosper has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes; and (v) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed it appropriate.

10.  Prosper’s Right to Verify Information and Cancel Funding.

a.  Prosper reserves the right to verify the accuracy of all information provided by borrowers,  lenders and group leaders in connection with listings, bids and loans.  Prosper also reserves the right to determine in its reasonable discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement between Prosper and such user.  Prosper may conduct its review at any time — before, during or after the posting of a listing, or before or after the funding or Prosper’s purchase of a borrower loan or the sale of a Note.  You agree to respond promptly to Prosper’s requests for information in connection with your bid, accounts, or your registration with Prosper.

b.  In the event Prosper or WebBank, prior to the funding or Prosper’s purchase of a borrower loan, reasonably determines that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower’s income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, Prosper and WebBank may refuse to post the listing or, if the listing has already been posted, remove the listing from the Prosper marketplace and cancel all bids against the listing.

c.  When a listing ends or expires with a bid or bids totaling the loan amount requested, Prosper may conduct a “pre-funding” review prior to the funding or Prosper’s purchase of the borrower loan.  Prosper may, at any time and in its sole discretion, delay the funding or Prosper’s purchase of a borrower loan in order to enable Prosper to verify the accuracy of information provided by borrowers, lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing.  Prosper may cancel or proceed with the funding or Prosper’s purchase of the borrower loan, depending on the results of Prosper’s pre-funding review.  If funding is cancelled, the listing will be removed from the Prosper marketplace and all bids against the listing will be cancelled, and each bidder’s funds will be returned to the Prosper funding account, available for further bidding.

d.  In most instances, Prosper and WebBank do not verify the income, employment and occupation or other information provided by borrowers in listings.  The borrower’s income, employment and occupation in listings are self-reported, and the borrower’s debt-to-income ratio is determined by Prosper and WebBank from a combination of the borrower’s self-reported income and information from the borrower’s credit report.  The credit data that appears in Prosper borrower listings is taken directly from a credit report obtained on the borrower from a credit reporting agency, without any review or verification by Prosper or WebBank.  Prosper and WebBank do not verify any statements by borrowers in Prosper borrower listings as to how loan proceeds are to be used and does not confirm after borrower loan funding how loan proceeds were used.  In most instances homeownership status in borrower listings is derived from the borrower’s credit report, but is not verified by Prosper or WebBank; if the report reflects an active mortgage loan, the borrower is presumed to be a homeowner.  In connection with Prosper’s and WebBank’s identity and anti-fraud verification of borrowers, Prosper verifies the borrower’s deposit account to determine that the borrower is a holder of record of the account.

11.  No Guarantee of Returns or Payments.

A.  PROSPER DOES NOT WARRANT OR GUARANTEE THAT YOU WILL RECEIVE ANY RATE OF RETURN, OR ANY MINIMUM AMOUNT OF PRINCIPAL OR INTEREST ON ANY NOTE, OR ANY PRINCIPAL OR INTEREST AT ALL.  THE AMOUNT YOU RECEIVE ON YOUR NOTES IS WHOLLY DEPENDENT UPON THE BORROWERS’ PAYMENT PERFORMANCE ON THE BORROWER LOANS CORRESPONDING TO YOUR NOTES.  PROSPER DOES NOT GUARANTEE ANY BORROWER LOANS OR NOTES PURCHASED OR SOLD THROUGH THE PLATFORM AND DOES NOT ACT AS A GUARANTOR OF ANY LOAN PAYMENT OR PAYMENTS BY ANY BORROWER.

B.  YOU FURTHER UNDERSTAND AND ACKNOWLEDGE THAT BORROWERS MAY DEFAULT ON THE BORROWER LOANS CORRESPONDING TO YOUR NOTES, AND THAT SUCH DEFAULTS MAY NEGATIVELY AFFECT THE AMOUNT OF PRINCIPAL AND INTEREST YOU RECEIVE ON YOUR NOTES.

12.  Restrictions on Use.  Except as provided in Section 14 below, you are not authorized or permitted to use Prosper to bid or purchase Notes for someone other than yourself.  You must be an owner of the deposit account you designate for electronic transfers of funds, with authority to direct that funds be transferred to or from the account.  Although you are registering as a lender, you may also register and participate in the Prosper marketplace as a borrower.  If you obtain one or more borrower loans through the platform, amounts in your Prosper funding account are subject to set-off against any delinquent amounts owing on your loans.  Amounts in your Prosper funding account are also subject to set-off against any shortfall resulting from ACH returns of transfers or deposits of funds to your Prosper funding account.  You will not receive further notice in advance of our exercise of our right to set-off amounts in your Prosper funding account against any delinquent amounts owing on any loan or loans you obtain. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the platform or the Prosper website.

13.  Financial Suitability Representations and Warranties.  You represent and warrant that you satisfy the applicable minimum financial suitability standards and maximum investment limits, established for the platform or the Note Trader platform (or as set forth in a supplement to the Prospectus for residents of the state in which you reside), and you agree to provide any additional documentation reasonably requested by us, as may be required by the securities administrators of certain states, to confirm that you meet such minimum financial suitability standards and maximum investment limits.  You understand that the Notes will not be listed on any securities exchange, that there may be no, or only a limited, Note Trader platform for the Notes, that any trading of Notes must be conducted in accordance with federal and applicable state securities laws and that Note purchasers should be prepared to hold the Notes they purchase until the Notes mature.

14.  Your Other Representations and Warranties.  You warrant and represent to Prosper, as of the date of this Agreement and as of any date that you commit to purchase Notes, that (i) you have received the Prospectus, the Indenture, and the form of the Note; (ii) you have the legal competence and capacity to execute and perform this Agreement and that you have duly authorized, executed and delivered this Agreement; and (iii) in connection with this Agreement you have complied in all material respects with applicable federal, state and local laws.  In addition, if you are entering into this Agreement on behalf of a corporation, partnership, limited liability company or other entity (“institution”), you warrant and represent that (i) you have all necessary power and authority to execute and perform this Agreement on such institution’s behalf; (ii) the execution and performance of this Agreement will not violate any provision in the institution’s charter documents, by-laws, indenture of trust or partnership agreement, or other constituent agreement or instrument governing the formation or administration of your institution; and (iii) the execution and performance of this Agreement will not constitute or result in a breach or default under, or conflict with, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking to which the institution is a party or by which it is bound.

15.  Prosper’s Representations and Warranties.  Prosper represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Notes, that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Delaware and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by Prosper; (c) the Indenture has been duly authorized by Prosper and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Prosper, enforceable against Prosper in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

16.  Recommendations from Prosper Friends.  Prosper allows borrowers to create a network of Prosper friends, and obtain bids and recommendations of listings from one or more of the borrower’s designated Prosper friends.  Recommendations accompanying bids from borrowers’ Prosper friends are displayed with borrowers’ listings.  Prosper friends do not guarantee payments on any Note or on any corresponding borrower loan, and a bid or recommendation from a borrower’s Prosper friend does not obligate the individual making the bid or recommendation to guarantee or make any payments on any Note or on any corresponding borrower loan.

17.  Prohibited Activities.  You agree that you will not do the following, in connection with any listings, bids, Notes, borrower loans or other transactions involving or potentially involving Prosper:

a.  Represent yourself to any person, as a director, officer or employee of Prosper, or WebBank, unless you are such director, officer or employee;

b.  Charge, or attempt to charge, any Prosper borrower any fee in exchange for your agreement to bid on or recommend a borrower’s listing, or propose or agree to accept any fee, bonus, additional interest, kickback or thing of value of any kind, in exchange for your agreement to bid on or recommend a borrower’s listing;

c.  Engage in any activities that require a license as a loan broker, credit services organization, credit counselor, credit repair organization, lender or other regulated entity, including but not limited to soliciting loans or loan applications, quoting loan terms and rates, counseling borrowers on credit issues or loan options, in connection with any Prosper loan;

d.  Take any action on your own to collect, or attempt to collect from any borrower, directly or through any third party, any amount owing under any of your Notes or on any of the borrower loans that correspond to your Notes;

e.  Bring a lawsuit or other legal proceeding against any borrower on any borrower loan;

f.  Contact borrowers on any borrower loans corresponding to your Notes without the borrower’s consent;

g.  Contact any collection agency or law firm to which any borrower loan corresponding to your Note has been referred for collection;

h.  Include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver’s license number, or bank account or credit card numbers of any Prosper member on your Prosper member web page, or elsewhere on or off of the Prosper website, including but not limited to on any forum, blog or website;

i.  Contact a borrower, group leader or Prosper friend or take any action to collect, or attempt to collect, any amount from any group leader or any of the borrower’s Prosper friends that provided a recommendation of a listing relating to any borrower loans corresponding to your Notes, or take any action that directly or indirectly suggests that any borrower’s group leader or Prosper friend is obligated in any way on a borrower loan corresponding to any Note; or

j.  Violate any applicable federal, state or local laws, including but not limited to, the Equal Credit Opportunity Act and other fair lending laws, Truth in Lending Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Federal Trade Commission Act, federal or state consumer privacy laws, state usury or loan fee statutes, state licensing laws, or state unfair and deceptive trade practices statutes.

18.  Tax Treatment.  The parties agree that the Notes are intended to be indebtedness of Prosper that have original issue discount for U.S. federal income tax purposes.  You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting, or other purposes, unless required by law.  You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus.  You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Notes you purchase.

19.  Termination of Registration.  Prosper may in its sole discretion, with or without cause, terminate this Agreement by giving you notice as provided below.  In addition, upon our reasonable determination that you committed fraud or made a material misrepresentation in connection with a listing, bid or loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) terminate or suspend your right to bid or otherwise participate in the Prosper marketplace; (ii) terminate this Agreement and your registration with Prosper.  Upon termination of this Agreement and your registration with Prosper, any bids you have placed on the platform shall terminate, and will be removed from the platform immediately.  Any Notes you purchase from Prosper prior to the effective date of termination shall remain in full force and effect in accordance with their terms.

20.  Indemnification.  In addition to your indemnification obligations set forth in Prosper’s Terms and Conditions, you agree to indemnify, defend, protect and hold harmless Prosper and its officers, directors, shareholders, employees and agents against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, (i) resulting from any material breach of any obligation you undertake in this Agreement, including but not limited to your obligation to comply with any applicable laws; (ii) relating to the contents of your Prosper member web page, your own website or your business; (iii) resulting from your acts, omissions and representations (and those of your employees, agents or representatives) relating to Prosper; or (iv) asserted by third parties against Prosper alleging that the trademarks, trade names, logos or branding you use, display, link to or advertise infringes upon the intellectual property rights of any such third party.  Your obligation to indemnify Prosper shall survive termination of this Agreement, regardless of the reason for termination.

21.  Prosper’s Right to Modify Terms.  Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions.  Prosper will give you notice of material changes to this Agreement, or the Prosper Terms and Conditions, in the manner set forth in Section 23.  You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors.  This Agreement, along with the Indenture, Notes and Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a lender on the platform, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a lender on the platform.

22.  Member Web Page Display and Content.  You may, but are not required to, maintain a “Prosper member web page” on the Prosper website, where you can post photos, content, logos or links to websites.  If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper.  Any material you display on your member page must conform to the Prosper Terms and Conditions, as amended from time to time, and material you display or link to must not (i) infringe on Prosper’s or any third party’s copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

23.  Notices.  All notices and other communications hereunder shall be given by email to your registered email address or will be posted on the Prosper website, and shall be deemed to have been duly given and effective upon transmission or posting.  All notices, required disclosures and other communications to you from the trustee under the Indenture relating to Notes you purchase or own will be transmitted to you by e-mail to your registered e-mail address or mailed to you at the address as it appears on the registration books of the Registrar under the Indenture.  You can contact us by sending an email to support@prosper.com or calling us toll-free at (866) 615-6319.  You also agree to notify us if your registered email address changes, and you agree to update your registered residence address on the Prosper website if you change your residence.

24.  No Warranties.  EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

25.  Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.  FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

26.  Miscellaneous.  The parties acknowledge that there are no third party beneficiaries to this Agreement.  You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper’s prior written consent.  Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void.  This Agreement shall be governed by the laws of the State of New York.  Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach.  Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition.  If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect.  The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

EXHIBIT A

INDENTURE

EXHIBIT B

PROMISSORY NOTE

Borrower Address:                                                                                             .

1.  Promise to Pay.  In return for a loan I have received, I promise to pay WebBank, a Utah-chartered Industrial Bank (“you”) the principal sum of                                         Dollars ($                    ), together with interest thereon commencing on the date of funding at the rate of          percent (        %) per annum simple interest.  I understand that references in this Note to you shall also include any person to whom you transfer this Note.

2.  Payments.  This Note is payable in        monthly installments of $                       each, consisting of principal and interest, commencing on the                  day of                           , and continuing until the final payment date of                                     , which is the maturity date of this Note.  The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note.  All payments will be applied first to any unpaid fees incurred as a result of failed automated payments or returned checks or bank drafts as provided in Paragraph 11, then to any late charges then due, then to interest then due and then to principal.  No unpaid interest or charges will be added to principal.

3.  Interest.  Interest will be charged on unpaid principal until the full amount of principal has been paid.  Interest under this Note will accrue daily, on the basis of a 365-day year.  If payments are paid after the scheduled due date, a greater portion of the payment will be applied to accrued interest, a lesser portion (if any) will be applied to principal reduction, and the loan will not amortize as originally scheduled, resulting in a higher final payment amount.  The interest rate I will pay will be the rate I will pay both before and after any default.

4.  Late Charge.  If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of                            .  I will pay this late charge promptly but only once on each late payment.

5.  Waiver of Defenses.  Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of the loan.  If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6.  Certification; Exception to Waiver.  I certify that, to my knowledge, the proceeds of this loan will not be applied in whole or part to purchase property or services from any person to whom any interest this loan may be assigned.  If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this loan, then Paragraph 5 will not apply to the extent of that person’s interest, even if that person later assigns that person’s interest to another person.

7.  Method of Payment.  I will pay the principal, interest, and any late charges or other fees on this loan when due.  Those amounts are called “payments” in this Note.  To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods.  If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further loan payments, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer.  I agree to notify you orally or in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

8.  Default and Remedies.  If I fail to make any payment when due in the manner required by Paragraph 7, I will be in default and you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable.  If you exercise the remedy of acceleration you will give me at least 30 days prior notice of acceleration.

9.  Prepayments.  I may prepay this loan in full or in part at any time without penalty.

10.  Waivers.  You may accept late payments or partial payments, even though marked “paid in full,” without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them.  You do not have to (a) demand payment of amounts due (known as “presentment”), (b) give notice that amounts due have not been paid (known as “notice of dishonor”), or (c) obtain an official certification of nonpayment (known as “protest”).  I hereby waive presentment, notice of dishonor and protest.  Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time.  Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights.  Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11.  Insufficient Funds Charge.  If I attempt to make a monthly payment, whether by check or bank draft or by automated withdrawal from my designated account, and the payment is unable to be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $             for each check or bank draft returned or failed automated withdrawal, unless prohibited by applicable law.

12.  Attorneys’ Fees.  To the extent permitted by law, I am liable to you for your legal costs if you refer collection of your loan to a lawyer who is not your salaried employee.  These costs may include reasonable attorneys’ fees as well as costs and expenses of any legal action.

13.  Loan Charges.  If a law, which applies to this loan and which sets maximum loan charges, is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me which exceeded permitted limits will be refunded to me.  You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

14.  Assignment.  I may not assign any of my obligations under this Note without your written permission.  You do not have to give me your permission.  You may assign this Note at any time without my permission.  Unless prohibited by applicable law, you may do so without telling me.  My obligations under this Note apply to all of my heirs and permitted assigns.  Your rights under this Note apply to each of your successors and assigns.

15.  Notices.  All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service.  Unless a different address is provided for in a different Paragraph of this Note, notices to me must be properly addressed to my registered email address or to my address set forth above unless I provide you with a different address for notice by giving notice pursuant to this Paragraph, and notices to you must be addressed to support@prosper.com or to Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Customer Service.

16.  Governing Law.   This Note is governed by federal law and, to the extent that state law applies, the laws of the State of Utah.

17.  Miscellaneous.   No provision of this Note shall be modified or limited except by a written agreement signed by both you and me.  The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

18.  Arbitration.  RESOLUTION OF DISPUTES:  I HAVE READ THIS PROVISION CAREFULLY, AND UNDERSTAND THAT IT LIMITS MY RIGHTS IN THE EVENT OF A DISPUTE BETWEEN YOU AND ME.  I UNDERSTAND THAT I HAVE THE RIGHT TO REJECT THIS PROVISION, AS PROVIDED IN PARAGRAPH (i) BELOW.

(a)   In this Resolution of Disputes provision:

(i)   “I,” “me” and “my” mean the borrower under this Note, as well as any person claiming through the borrower;

(ii)   “You” and “your” mean WebBank, any person servicing this Note for WebBank, and any subsequent holders of this Note or any interest in this Note, and each of their respective parents, subsidiaries, affiliates, predecessors, successors, and assigns, as well as the officers, directors, and employees of each of them; and

(iii)   “Claim” means any dispute, claim, or controversy (whether based on contract, tort, intentional tort, constitution, statute, ordinance, common law, or equity, whether pre-existing, present, or future, and whether seeking monetary, injunctive, declaratory, or any other relief) arising from or relating to this Note or the relationship between you and me (including claims arising prior to or after the date of the Note), and includes claims that are brought as counterclaims, cross claims, third party claims, or otherwise and disputes about the validity or enforceability of this Agreement or the validity or enforceability of this Resolution of Disputes provision.

(b)   Any Claim between you and me shall be resolved, upon the election of either you or me, by binding arbitration administered by the National Arbitration Forum (“NAF”), under its Code of Procedure (“Rules”).  I can obtain the Rules and other information about initiating arbitration by contacting the NAF at P.O.  Box 50191, Minneapolis, MN 55405, or at www.adrforum.com.  Your address for serving any arbitration demand or claim is WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department.

(c)   Claims will be arbitrated by a single, neutral arbitrator, who shall be a retired judge or a lawyer with at least ten years experience.  You agree not to invoke your right to elect arbitration of an individual Claim filed by me in a small claims or similar court (if any), so long as the Claim is pending on an individual basis only in such court.

(d)   You will pay all filing and administration fees charged by the NAF and arbitrator fees up to $1,000, and you will consider my request to pay any additional arbitration costs.  If an arbitrator issues an award in your favor, I will not be required to reimburse you for any fees you have previously paid to the NAF or for which you are responsible.  If I receive an award from the arbitrator, you will reimburse me for the fees paid by me to the NAF.  Each party shall bear its own attorney’s, expert’s and witness fees, which shall not be considered costs of arbitration; however, if a statute gives me the right to recover these fees, or fees paid to the NAF, then these statutory rights will apply in arbitration.

(e)   Any in-person arbitration hearing will be held in the city with the federal district court closest to my residence, or in such other location as the parties may mutually agree.  The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act, 9 U.S.C.  § 1-16, and, if requested by either party, provide written reasoned findings of fact and conclusions of law.  The arbitrator shall have the power to award any relief authorized under applicable law.  Any appropriate court may enter judgment upon the arbitrator’s award.  The arbitrator’s decision will be final and binding except that: (1) any party may exercise any appeal right under the FAA; and (2) any party may appeal any award relating to a claim for more than $100,000 to a three-arbitrator panel appointed by the NAF, which will reconsider de novo any aspect of the appealed award.  The panel’s decision will be final and binding, except for any appeal right under the FAA.  Unless applicable law provides otherwise, the appealing party will pay the appeal’s cost, regardless of its outcome.  However, you will consider any reasonable written request by me for you to bear the cost.

(f)   Neither you nor I shall have the right to participate as a representative or member of any class of claimants in arbitration, and you and I further agree that claims of third parties shall not be joined in any arbitration between you and me, without the express written consent of both you and me.  Only the claims of or against persons relating to a single Note or listing (such as holders of Notes relating to a single listing) may be joined in a single arbitration.  The validity and effect of this paragraph (f) shall be determined exclusively by a court, and not by the NAF or any arbitrator.  The arbitrator shall have no power to arbitrate any Claims on a class action basis or Claims brought in a purported representative capacity on behalf of the general public, other borrowers, or other persons similarly situated.

(g)   If any portion of this Resolution of Disputes provision is deemed invalid or unenforceable for any reason, it shall not invalidate the remaining portions of this provision.  However, if paragraph (f) of this Resolution of Disputes provision is deemed invalid or unenforceable in whole or in part, then this entire Resolution of Disputes provision shall be deemed invalid and unenforceable.  The terms of this Resolution of Disputes provision will prevail if there is any conflict between the Rules and this provision.

(h)   THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS RESOLUTION OF DISPUTES PROVISION, THEY ARE WAIVING ALL RIGHTS TO A TRIAL BY COURT OR JURY AS A MEANS OF RESOLVING ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THEY ACKNOWLEDGE THAT ARBITRATION WILL LIMIT THEIR LEGAL RIGHTS, INCLUDING THE RIGHTS TO PARTICIPATE IN A CLASS ACTION, THE RIGHT TO A JURY TRIAL, THE RIGHT TO CONDUCT FULL DISCOVERY, AND THE RIGHT TO APPEAL (EXCEPT AS PERMITTED IN PARAGRAPH (e) OR UNDER THE FEDERAL ARBITRATION ACT).

(i)   I understand that I may reject this Resolution of Disputes provision, in which case neither you nor I will have the right to elect arbitration.  Rejection of this provision will not affect the remaining parts of this Agreement.  To reject this Resolution of Disputes provision, I must send us written notice of my rejection within 30 days after the date that this Note was made.  I must include my name, address, and account number.  The notice of rejection must be mailed to WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department.  This is the only way that I can reject this Resolution of Disputes provision.

(j)   The parties acknowledge and agree that this arbitration agreement is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act.  This Resolution of Disputes provision shall survive the termination of this Note and the repayment of any or all amounts borrowed.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable.  To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date:

[Borrower]

Last Updated: